EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-36277) and Form S-3 (no. 333-162581) of Reading International, Inc. of our report dated February 11, 2008 relating to the financial statements of 205-209 East 57th Street Associates, LLC, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
New York, New York
March 10, 2010